Exhibit 1 Third Point’s press release dated May 3, 2012

FOR IMMEDIATE RELEASE

THIRD POINT LLC LETTER TO YAHOO! BOARD OF DIRECTORS REGARDING
DISCOVERY OF DISCREPANCIES IN EDUCATIONAL RECORDS OF CEO SCOTT
THOMPSON AND DIRECTOR PATTI HART

NEW YORK, NEW YORK, MAY 3, 2012 – Third Point LLC, owners of 5.8% of Yahoo! shares, sent the following letter today to the Yahoo! (NASD: YHOO) Board of Directors:

May 3, 2012
Board of Directors
Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089

Dear Board of Directors:

According to the Yahoo! Form 10-K/A, filed with the Securities and Exchange Commission on April 27, 2012, newly-hired Chief Executive Officer, Scott Thompson, “holds a Bachelor’s degree in accounting and computer science” from Stonehill College.  This assertion was repeated in the Company’s draft proxy statement, also filed with the SEC on April 27, 2012, as well as on the Company’s website (http://pressroom.yahoo.net/pr/ycorp/scott-thompson.aspx).

A rudimentary Google search reveals a Stonehill College alumni announcement stating that Mr. Thompson’s degree is in accounting only.  That announcement is consistent with other documents (including filings with the SEC) that reflect Mr. Thompson received a degree in accounting, but not computer science.

Upon recognizing this discrepancy, Third Point initially assumed that the documents we had reviewed were incorrect and the representations in Yahoo!’s public filings were accurate.   However, we were then informed by Stonehill College that Mr. Thompson did indeed graduate with a degree in accounting only.  Furthermore, Stonehill College informed us that it did not begin awarding computer science degrees until 1983 — four years after Mr. Thompson graduated.  We inquired whether Mr. Thompson had taken a large number of computer science courses, perhaps allowing him to justify to himself that he had “earned” such a degree.  Instead, we learned that during Mr. Thompson’s tenure at Stonehill only one such course was even offered – Intro to Computer Science.  Presumably, Mr. Thompson took that course.

If Mr. Thompson embellished his academic credentials we think that it 1) undermines his credibility as a technology expert and 2) reflects poorly on the character of the CEO who has been tasked with leading Yahoo! at this critical juncture.  Now more than ever Yahoo! investors need a trustworthy CEO.

Shareholders must also question how the Board of Directors, specifically the Search Committee chaired by Ms. Patti Hart, could permit the Company to hire a CEO with this discrepancy in the public record.  We assumed previously that the Committee would have conducted a thorough background check on Mr. Thompson – and even if not thorough, the most basic of such checks would address Mr. Thompson’s education and degrees. Should our concerns about Mr. Thompson’s record be accurate, that would call into serious question whether the Board failed to exercise appropriate diligence and oversight in one of its most fundamental tasks – identifying and hiring the Chief Executive Officer.

As we pondered how Mr. Thompson’s academic credentials could seemingly be overlooked, we discovered another apparent discrepancy regarding the academic background of Ms. Hart, the Chair of the Search Committee and the Nominating and Corporate Governance Committee.

Specifically, Ms. Hart, we are told in various corporate filings (including the aforementioned Form 10-K/A), holds a “Bachelor’s degree in marketing and economics” from Illinois State University.  However, we understand that Ms. Hart’s degree is in Business Administration.  She received a degree in neither Marketing nor Economics, (although we understand that she may have taken a small number of courses – not enough for even a minor degree – in each).1

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The Yahoo! Code of Ethics sets forth a standard of conduct that “applies to all Yahoo! employees (including officers… and directors…)”.  Page 13 of the Code relates to Accurate Business Communications, Records and Contracts, and states:

“Disclosure in reports and documents filed with or submitted to the U.S. Securities and Exchange Commission and in other public communications made by Yahoo! must be full, fair, accurate, timely and understandable…. Make sure information we disclose about our company is clear, truthful and accurate.”

_____________________________________

1 A press release from U.S. Sprint in 1991 stated that Ms. Hart (then Ms. Manuel), recently appointed as Vice President of Great Lakes Area Business Market Group, “received her B.S. in business administration from Illinois State University.”  However, a press release from Sprint Long Distance in 1998 stated that Ms. Hart “has a bachelor’s degree in marketing and economics from Illinois State University”. All references we found to Ms. Hart’s educational background, dating after 1998, used the same language contained in the 1998 press release.

Third Point believes Mr. Thompson and Ms. Hart owe Yahoo!, its Board of Directors and its shareholders an explanation.  We also call upon the Board to immediately commission an independent investigation to determine whether these individuals (i) made misrepresentations to the Yahoo! Board and the investing public or (ii) have violated the Company’s Code of Ethics. Unless there are satisfactory explanations for these apparent discrepancies, the Board will need to decide whether these two individuals should remain at the helm of Yahoo!.  The actions of the other members of the Search and Nominating and Corporate Governance Committees who had a hand in the vetting process should also be reviewed and handled appropriately.

If misrepresentations were made, they would confirm yet again that Yahoo! is in dire need of a complete corporate governance overhaul.  As we have asserted repeatedly and forcefully, as Yahoo!’s largest outside shareholder and a voice for our fellow investors, we believe the Yahoo! Board requires fresh, outside perspectives from individuals who have no connection to a failed regime and have the expertise to address the serious challenges facing the Company.  It is also critical that these individuals possess the highest levels of integrity and exhibit diligence and due care in all their dealings.  Third Point has nominated four such individuals to the Board, whose qualifications can be reviewed on our shareholder website:  www.valueyahoo.com.  Rest assured, our nominees will adhere to the highest standards of corporate governance.

If there is a good explanation for the apparent discrepancies regarding the academic records of Mr. Thompson and Ms. Hart, we are confident that it will be provided promptly.  However, in the event that there is no good explanation, we expect the Board to take immediate action.  Yahoo! shareholders should not have to wait until the (not yet scheduled) Annual Meeting for our nominees to begin the hard work of truly changing the Yahoo! Board.

Sincerely,

/s/ Daniel S. Loeb

Daniel S. Loeb
Chief Executive Officer
Third Point LLC

About Third Point LLC:  Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing $9.0 billion in assets.  Founded in 1995, Third Point follows an event-driven approach to investing globally.

Contact:
Third Point LLC
Elissa Doyle, Managing Director
212.715.4907 or edoyle@thirdpoint.com

Third Point and the other Participants (defined below) have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and accompanying proxy card in connection with its solicitation of proxies for the election of Mr. Daniel S. Loeb, Mr. Harry J. Wilson, Mr. Michael J. Wolf and Mr. Jeffrey A. Zucker at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARDS AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THIRD POINT, DANIEL S. LOEB, THIRD POINT OFFSHORE MASTER FUND L.P., THIRD POINT ULTRA MASTER FUND L.P., THIRD POINT PARTNERS L.P., THIRD POINT PARTNERS QUALIFIED L.P., THIRD POINT REINSURANCE COMPANY LTD., LYXOR/THIRD POINT FUND LIMITED, DBX-RISK ARBITRAGE 11 FUND, HARRY J. WILSON, MICHAEL J. WOLF AND JEFFREY A. ZUCKER (COLLECTIVELY, THE “PARTICIPANTS”), FROM THE SHAREHOLDERS OF THE COMPANY, FOR USE AT THE ANNUAL MEETING, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT ITS TOLL-FREE NUMBER (800) 322-2855 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.

IMPORTANT INFORMATION RELATING TO THE ABOVE-NAMED PARTICIPANTS IN THIS PROXY SOLICITATION, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY THIRD POINT AND THE OTHER PARTICIPANTS WITH THE SEC ON MARCH 21, 2012, WHICH DOCUMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT WILL BE AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT ITS TOLL-FREE NUMBER (800) 322-2855 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.